EXHIBIT 99.1

Hooker Furnishings Enters Outdoor Category With Acquisition of Sunset West

MARTINSVILLE, Va., Feb. 01, 2022 (GLOBE NEWSWIRE) -- Hooker Furnishings (NASDAQ: HOFT) announced to today that it has completed the acquisition of Sunset West, a leading west coast-based manufacturer of outdoor furniture, in an all-cash transaction. The deal enables Hooker Furnishings to immediately gain market share in the growing outdoor furniture segment of the industry with one of the most respected brands in the category.

Under terms of the deal, Sunset West’s management team and all the company’s employees will continue to serve its customers from its headquarters in Vista, California.

For more than 15 years, Sunset West has designed and manufactured comfortable, stylish and high-quality outdoor furniture. With its distinctive collections, Sunset West designs products for a harmonious transition from indoor to outdoor spaces, bringing life outdoors with elevated looks that are an extension of the home. The company’s innovative approach to design through Color Stories, mixed materials, textures, styles and fabrics create a bespoke solution for each home.

“As consumer lifestyle trends have shifted to spending more time outdoors, they want the same quality and design they have inside of their homes. The Sunset West brand and its people bring so much to the table by becoming part of the Hooker Furnishings family of brands. They are experts in the category who understand the market, the value proposition and product sourcing, giving us immediate credibility in the segment that it would have taken years to build ourselves,” said Hooker Furnishings CEO Jeremy Hoff.

According to Sunset West CEO Wes Stewart the transaction quickly enables his company to have warehousing and stronger distribution in the eastern and central regions of the country, access to Hooker Furnishings high-traffic showroom in High Point, and the opportunity to sell into its vast retail and interior design customer base.

“Partnering with a legendary name in the industry like Hooker Furnishings was paramount to our strategy. The convergence of outdoor and indoor furniture gives us both stronger product offerings and opportunities. The price points and channels of both our companies align extremely well,” said Stewart.

Wes Stewart founded the company to carry on a multigenerational family legacy in fine furnishings dating back to his grandmother. Known for its attention to detail in construction, the Sunset West team embraces and delivers on the same culture of excellence in execution in which it was founded. Seat height, frame depth, cushion thickness and firmness, are all uniquely specified to provide ultimate comfort. Fresh silhouettes and finishes are meticulously selected and crafted in premium materials, for enduring designs to last.

Industry acquisition specialists Stump and Company initiated the transaction and were advisers to Sunset West. Hooker Furnishings was represented by McGuire Woods.

Based in Martinsville, Va., Hooker Furnishings is ranked among the nation's largest publicly traded furniture sources and encompasses 12 operating businesses. These brands include: Hooker Furniture, Hooker Upholstery, Bradington-Young, Sam Moore Furniture, Shenandoah Furniture, H Contract, Accentrics Home, Pulaski Furniture, Samuel Lawrence Furniture, Prime Resource International, Samuel Lawrence Hospitality and HMIdea. Hooker Furnishings Corporation's corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, and the company has showrooms in High Point, North Carolina, Las Vegas and Ho Chi Minh City, Vietnam. Hooker Furnishings operates distribution centers in the United States, China, and Vietnam. The company's stock is listed on the Nasdaq Global Select Market under the symbol HOFT. For more information, please visit https://www.hookerfurnishings.com/.

Contact:  Stan Steinreich
Steinreich Communications
212-491-1600